Exhibit (n)(4)

    CONSENT OF CREDIT RATINGS AGENCY

The undersigned hereby consents to the filing of this consent as an exhibit to the Registration Statement on Form N-2 (File Nos. 333-228334 and 811-22725) (the “Registration Statement”) filed by Priority Income Fund, Inc. (“Priority”) with respect to the offering of Priority's Series C Term Preferred Stock (the “Preferred Stock”) and all references to Egan-Jones Ratings Co.’s name, and the inclusion and use of Egan-Jones Ratings Co.’s credit rating on Priority and Priority's Preferred Stock, in the Registration Statement.

/s/ Egan-Jones Ratings Co.

/s/ Saul Grossel
By: Saul Grossel
Title: COO-EJR

February 12, 2019